P
RICE
W
ATERHOUSE
C
OOPERS
PriceWaterhouseCoopers LLP
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Report of Independent Auditors

To the Board of Directors of
GMAC Commercial Mortgage Corporation:

We have examined the assertion, dated March 1, 2005, by management of GMAC
Commercial Mortgage Corporation, (the "Company"), about the Company's compliance with its established minimum special servicing policy ("Special Servicing Policy"), which was derived from the Mortgage Bankers Association of America's Uniform Single
Attestation Program for Mortgage Bankers ("USAP"), as of December 31, 2004 and for
the fiscal year then ended, included in the accompanying management assertion (see
Exhibit I). Management is responsible for the Company's compliance with the Special
Servicing Policy. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with attestation standards established by the
American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the Special Servicing
Policy and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the Special Servicing Policy.

In our opinion, management's assertion that the Company complied with the aforementioned Special Servicing Policy as of and for the fiscal year then ended
December 31, 2004 is fairly stated, in all material respects.

PricewaterhouseCoopers LLP

March 1, 2005